EXHIBIT 99.1
JOINT FILING AGREEMENT
February 16, 2010
Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.
IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

TCTC Holdings, LLC
By:	/s/ Peter Denker
	Name:	Peter Denker
	Title:	Manager
	Date:	February 16, 2010

Turtle Creek Trust Company
By:	/s/ R. Kevin Hardage
	Name:	R. Kevin Hardage
	Title:	President
	Date:	February 16, 2010

Turtle Creek Management, LLC
By:	/s/ Philip Kistler
	Name:	Philip Kistler
	Title:	Chief Executive Officer
	Date:	February 16, 2010